SCOTT W. LINDSAY
ARIZONA CERTIFIED GENERAL REAL ESTATE APPRAISER NO. 30292
P.O. Box 456
Dewey, Arizona  86327

CONSENT OF REAL ESTATE APPRAISER

I hereby consent to the inclusion and reference by Searchlight Minerals Corp. in connection with the Registration Statement on Form S-1/A to be filed with the United States Securities and Exchange Commission (the “Registration Statement”), of my findings included in the following reports relating to the appraisal of certain real property of Searchlight Minerals Corp. (collectively, the “Report”):

1.  “Restricted Appraisal of A Commercial Property (Transylvania Parcel L) Located at: 919-921 North Main Street Clarkdale, Yavapai County, Arizona” dated as of August 4, 2007 with a valuation date of January 18, 2007,

2.  “Restricted Appraisal of An Essentially Vacant Property (Transylvania Parcels A, B, D, E, F, G & H) Located Near Clarkdale, Yavapai County, Arizona” dated as of August 27, 2007 with a valuation date of December 31, 2006, and

3.  “Restricted Appraisal of A Mixed Use Industrial/Mining Property (Transylvania Parcel C) Located At: 500 Luke Lane Clarkdale, Yavapai County, Arizona” dated as of August 20, 2007 with a valuation date of March 22, 2007.

I concur with the discussion and summary of the Report as it appears in the Registration Statement and consent to my being named as an expert therein.

SCOTT W. LINDSAY

By:	/s/ Scott W. Lindsay
Scott W. Lindsay

Dated: September 2, 2009